EXHIBIT 16.1

RBSM LP

Las Vegas, Nevada

December 31, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Giggles N Hugs, Inc. (the “Company”) Form 8-K dated December 29, 2015, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP